Exhibit 10.1

WAIVER AND FIFTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT

THIS WAIVER AND FIFTH AMENDMENT (this “Amendment”) is made as of the 10th day of November, 2005 to the Loan and Security Agreement dated as of June 30, 2003 (as amended or otherwise modified from time to time, the “Loan Agreement”; unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement) by and among Wells-Gardner Electronics Corporation, an Illinois corporation (“WGE”), American Gaming & Electronics, Inc., a Nevada corporation (“AGE”) and LaSalle Bank National Association, a national banking association (“Lender”).

WHEREAS, Borrowers have breached the EBITDA Covenant set forth in Section 14(e) of the Loan Agreement for the period ending September 30, 2005, which breach has caused an Event of Default under subsection 15(b) of the Loan Agreement (the “Existing Default”);

WHEREAS, Borrowers have requested that Lender waive the Existing Default and amend the Loan Agreement in certain respects;

WHEREAS, Lender has agreed to waive the Existing Default and amend the Loan Agreement on the terms, and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants herein contained, and such other consideration as the parties mutually agree, the parties hereto agree as follows:

1.             Waiver.  Subject to the conditions set forth in Section 4 below, Lender hereby waives the Existing Default.  Lender’s agreement to waive the Existing Default is a limited waiver and shall not constitute a waiver of any other Events of Default now existing or hereafter arising, or any future breach of, other deviation from or (other than the amendment set forth herein) modification of the Loan Agreement or any of the Other Agreements.

2.             Amendment.  Borrower and Lender agree to amend the Loan Agreement as follows:

(a)           Section 1 of the Loan Agreement is hereby amended to add the following definitions in alphabetical order:

“Fifth Amendment” shall mean that certain Waiver and Fifth Amendment to Loan and Security Agreement, dated as of November 10, 2005, among Borrowers and Lender.

“Fifth Amendment Effective Date” shall mean November 10, 2005.

“Hedging Agreement” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rate, currency exchange rates or commodity prices.

“Hedging Obligation” shall mean, with respect to any Person, any liability of such person under any Hedging Agreement.  The amount of any Person’s obligations in respect of any Hedging Obligation shall be deemed to be the incremental obligations that would be reflected in the financial statements of such Person in accordance with generally accepted accounting principles.

(b)           The definition of “EBITDA” set forth in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“EBITDA” shall mean, with respect to any period, Borrowers’ and their Subsidiaries’ net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, plus to the extent arising during the period of calculation, a charge not to exceed $50,000 for the amendment fee paid on the Fifth Amendment Effective Date, plus a charge equal to legal fees paid in connection with the execution of the Fifth Amendment, plus a charge equal to fees incurred in connection with any audit in excess of one audit undertaken during the period from July 1, 2005 through June 30, 2006 under Section 12(d), plus a charge equal to consulting fees incurred prior to June 30, 2006, all on a consolidated basis.

(c)           The definition of “Liabilities” in Section 1 of the Loan Agreement is hereby amended and restated in its entirety, as follows:

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Lender or to any parent, affiliate or subsidiary of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance and Hedging Obligations), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

(d)           Subsection 4(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a)           Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i)            One percent (1.00%) per annum in excess of the Prime Rate in effect from time to time, payable on the first Business Day of each month in arrears.  Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(ii)           Three and one-half percent (3.50%) in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.  “Interest Period” shall mean any continuous period of thirty (30), sixty (60) or ninety (90) days, as selected from time to time by the Borrower requesting such LIBOR Rate Loan by irrevocable notice (in writing, by telecopy, telex, electronic mail, or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided, that:  (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason a Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans.  Interest shall be payable on the last Business Day of such Interest Period.

(iii)          Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.  All interest shall be calculated on the basis of a 360-day year.

(e)           Subsection 9(a) of the Loan Agreement is hereby amended and restated in its entirety, as follows:

9(a)         Daily Reports.

Borrowers shall deliver to Lender consolidated and consolidating executed loan reports and certificates in Lender’s then current form on each day that a Borrower requests Loans hereunder, but not less often than weekly (on Monday of each week), such reports to be accompanied by copies of each Borrower’s sales journal, cash receipts journal and credit memo journal for the relevant period.  Such reports shall reflect the activity of each Borrower with respect to Accounts for the immediately preceding days or week, as applicable, and shall be in a form and with such specificity as is reasonably satisfactory to Lender and shall contain such additional information concerning Accounts and

Inventory as may be reasonably requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.

(f)            Section 12 of the Loan Agreement is hereby amended to add a new subsection 12(k), as follows:

(k)                                  Interest Rate Protection.

Borrower shall maintain at all times an interest rate protection mechanism on an ISDA standard form with Lender or Affiliates thereof to hedge the interest rates with respect to not less than $4,000,000 of the outstanding principal amount of the LIBOR Rate Loans, in form and substance reasonably satisfactory to Lender.

(g)           Subsection 14(c) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

(c)           Interest Coverage

Borrowers shall not permit the ratio of (i) EBITDA to (ii) schedule payments of interest and fees, to the extent carried as interest expense on Borrowers’ financial statements, with respect to indebtedness for borrowed money (including the interest component payments with respect to capitalized leases) to be less than 1.0:1.0  as of September 30, 2006 and (y) 2.50:1.00 as of the last day of each quarter thereafter, in each case for the twelve (12) month period ending on such date.

(h)           Subsection 14(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(e)           EBITDA

Borrower shall not permit EBITDA to be less than the amounts set forth below for the 3 month periods ending on the corresponding dates:

Date	Amount
December 31, 2005	$(260,000)
March 31, 2006	$125,000
June 30, 2006	$270,000
September 30, 2006	$490,000
December 31, 2006	$580,000
March 31, 2007	$820,000
June 30, 2007	$780,000

3.             Representations and Warranties of Borrowers.  Each Borrower represents and warrants that, as of the date hereof:

(a)           Borrowers have the right and power and is duly authorized to enter into this Amendment and all other agreements executed in connection herewith;

(b)           The execution, delivery and performance by Borrowers of this Amendment and the other agreements to which each Borrower is a party (i) have been duly authorized by all necessary action on its part; (ii) do not and will not, by the lapse of time, giving of notice or otherwise, violate the provisions of the terms of its Certificate of Incorporation or By-Laws, or of any mortgage, indenture, security agreement, contract, undertaking or other agreement to which a Borrower is a party, or which purports to be binding on a Borrower or any of its properties; (iii) do not and will not, by lapse of time, the giving of notice or otherwise, contravene any governmental restriction to which a Borrower or any of its properties may be subject; and (iv) do not and will not, except as contemplated in the Loan Agreement, result in the imposition of any lien, charge, security interest or encumbrance upon any of a Borrower’s properties under any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which a Borrower is a party or which purports to be binding on a Borrower or any of its properties;

(c)           No consent, license, registration or approval of any governmental authority bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the other agreements executed by Borrowers in connection herewith; and

(d)           This Amendment and the other agreements executed by each Borrower in connection herewith have been duly executed and delivered by Borrowers and are enforceable against Borrowers in accordance with their terms.

(e)           No Event of Default exists under the Loan Agreement other than the Existing Default.

4.             Conditions to Effectiveness of this Amendment.  The effectiveness of the terms and provisions of this Amendment shall be subject to (i) the execution and delivery by Borrowers and Lender of this Amendment and (ii) payment by Borrowers of a $50,000 waiver and amendment fee to be automatically deducted by Lender.

5.             Additional Event of Default.  An Event of Default shall exist if either Borrower fails to deliver to Lender an executed account assignment agreement and blocked account agreement, each in form and substance satisfactory to Lender, by 5:00 p.m. Central Standard Time on November 14, 2005.

6.             Costs and Expenses.  Borrower agrees to pay all reasonable legal fees and other expenses, whether for in-house or outside counsel, incurred by Lender in connection with this Amendment and the transactions contemplated hereby.

7.             Loan Agreement Remains in Force.  Except as specifically waived and amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and this Amendment shall not be a waiver of any rights or remedies which Lender has provided for in the Loan Agreement and all such terms and conditions are herewith ratified, adopted, approved and accepted.

8.             No Novation.  This Amendment and all other agreements executed by Borrower on the date hereof are not intended to nor shall be construed to create a novation or accord and satisfaction, and shall only be a modification and extension of the existing Liabilities of Borrower to Lender.

9.             Entire Agreement.  This Amendment comprises the entire agreement relating to the subject matter it covers and supersedes any and all prior written or oral agreements between Lender and Borrower relating thereto.

10.           Severability.  Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.           Amendment.  No amendment hereto shall be valid unless contained in a writing duly executed by the party or parties to be bound by it.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their proper and duly authorized officers as of the day and year first set forth above.

WELLS-GARDNER ELECTRONICS CORPORATION, as a Borrower

By
Its

AMERICAN GAMING & ELECTRONICS, INC., as a Borrower

By
Its

LASALLE BANK NATIONAL ASSOICATION, as Lender

By
Its